EXHIBIT 4.3
2008 MOLEX STOCK INCENTIVE PLAN
(As Amended and Restated)
PLAN HISTORY

PLAN ACTION	BOARD ADOPTION	STOCKHOLDER APPROVAL	EFFECTIVE DATE
Original	August 1, 2008	October 31, 2008	October 31, 2008
Amendment and Restatement	April 29, 2011	N/A	April 30, 2011

2008 MOLEX STOCK INCENTIVE PLAN
(As of April 30, 2011)
Article 1. Establishment, Purpose, and Duration
     1.1 Establishment. Molex Incorporated, a Delaware corporation, established a stock incentive compensation plan, originally effective as of October 31, 2008, known as the 2008 Molex Stock Incentive Plan. This Plan is hereby amended and restated effective as of April 30, 2011, as set forth in this document.
     (a) Combination of Prior Plans. Effective October 31, 2008, this Plan superseded and replaced:
     (i) The 1998 Molex Stock Option and Restricted Stock Plan, as amended (the “1998 Plan”);
     (ii) The 2000 Molex Long-Term Stock Plan, as amended (the “2000 Plan”); and
     (iii) The 2005 Molex Incentive Stock Option Plan, as amended (the “2005 Plan”)
(collectively referred to as the “Prior Plans”) by merging and combining the 1998 Plan, the 2000 Plan and the 2005 Plan into this single plan. Notwithstanding the foregoing, the Prior Plans shall remain in effect until the awards previously granted under such Prior Plans have been exercised, forfeited, are otherwise terminated, or any and all restrictions lapse, as the case may be, in accordance with the terms of such awards.
     (b) Merger of 2005 Stock Award Plan. Effective April 30, 2011, this Plan is further intended to supersede and replace he 2005 Molex Employee Stock Award Plan (the “2005 Stock Award Plan”) by merging the 2005 Stock Award Plan with and into this Plan.
     (c) Types of Awards. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares and Unrestricted Stock.
     (d) Effective Date. This Plan became originally effective upon stockholder approval as of October 31, 2008 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. This Plan restatement is effective as of April 30, 2011.
     1.2 Purpose of this Plan. The purpose of this Plan is to induce designated Employees and Directors to remain in the employ or service of the Company or any of its Subsidiaries, and to encourage such Employees and Directors to secure or increase on reasonable terms their stock ownership in the Company. The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success.
     1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date (i.e., on the day before the tenth (10th) anniversary of the Effective Date). After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than 10 years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions
     Whenever used in this Plan, the following terms shall have the meanings set forth below:
     (a) “Annual Award Limit” has the meaning set forth in Section 4.4.
     (b) “Applicable Laws” means the legal requirements relating to the administration of equity plans or the issuance of share capital by a company, including under the applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.
     (c) “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Unrestricted Stock or Performance Shares, in each case subject to the terms of this Plan.
     (d) “Award Agreement” means either:
     (i) A written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan; or
     (ii) A written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof.
The respective Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance and actions by a Participant.
     (e) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     (f) “Board” or “Board of Directors” means the Board of Directors of the Company.
     (g) “Cause” means, unless otherwise specified in an applicable employment agreement between the Company and a Participant, with respect to any Participant:
     (i) Conviction of a felony;
     (ii) Actual or attempted theft or embezzlement of the Company’s or any Subsidiary’s assets;
     (iii) Use of illegal drugs;
     (iv) Material breach of an employment agreement between the Company or a Subsidiary and the Participant;
     (v) Commission of an act of moral turpitude that in the judgment of the respective Committee can reasonably be expected to have an adverse effect on the business, reputation, or financial situation of the Company or any Subsidiary and/or the ability of the Participant to perform his or her duties;

     (vi) Gross negligence or willful misconduct in performance of the Participant’s duties;
     (vii) Breach of fiduciary duty to the Company or any Subsidiary;
     (viii) Willful refusal to perform the duties of the Participant’s titled position; or
     (ix) Breach of the Company’s Code of Business Conduct and Ethics.
     (h) “Change in Control” means, unless otherwise specified in an applicable employment agreement between the Company or a Subsidiary and a Participant:
     (i) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any comparable successor provisions, or beneficial ownership (within the meaning of Rule 13d-4 promulgated under the Exchange Act) of more than fifty percent (50%) of either the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;
     (i) The approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities;
     (ii) A liquidation or dissolution of the Company; or
     (iii) The sale of all or substantially all of the Company’s assets (i.e., greater than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition.
     (iv) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.
     (j) “Committee” means:
     (i) With respect to Awards to Executive Officers, the Compensation Committee of the Board or a subcommittee thereof, or any other successor committee designated by the Board; and
     (ii) With respect to Awards to Non-Executive Officers, the Stock Option Plan Committee, or any other successor committee designated by the Board or Compensation Committee.
     (k) “Company” means Molex Incorporated, a Delaware corporation, and any successor thereto as provided in Article 18 herein.
     (l) “Compensation Committee” means that committee of the Board of Directors (or any other successor committee designated by the Board) that is designated by the Board to administer this Plan specifically with respect to Awards to Executive Officers. The members of the Compensation Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Compensation Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Compensation Committee.
     (m) “Covered Employee” means any key Employee who:
     (i) Is or may become a “Covered Employee,” as defined in Code Section 162(m); and
     (ii) Is designated as a “Covered Employee,” either as an individual Employee or class of Employees, with respect to an applicable Performance Period by the Compensation Committee by the earlier of:
     (A) Ninety (90) days after the beginning of the Performance Period; or
     (B) The date on which twenty-five percent (25%) of the applicable Performance Period has elapsed.
     (n) “Director” means any individual who is a member of the Board of Directors and who is not an Employee.
     (o) “Disability” means, unless otherwise specified in an applicable employment agreement between the Company or a Subsidiary and a Participant:
     (i) In the case of an Employee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by the Company or Subsidiary in which the Employee participates; and
     (ii) In the case of a Director, the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Board, based upon medical evidence and in accordance with Code Section 22(e)(3).
     (p) “Discounted Option” means an Option whose Option Price is set at less than Fair Market Value on the Grant Date.
     (q) “Effective Date” has the meaning set forth in Section 1.1(d).
     (r) “Employee” means any individual who:
     (i) Performs services for and is designated as an employee of the Company or a Subsidiary on payroll records; or
     (ii) For all purposes under the Plan except related to the issuance of Incentive Stock Options, is an employee in Retirement from the Company or a Subsidiary and is providing consulting services to the Company or a Subsidiary pursuant to a retirement agreement or arrangement.
Except as otherwise provided above, an Employee shall not include any individual during any period he or she is classified or treated by the Company or a Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or a Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or a Subsidiary during such period.
     (s) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
     (t) “Executive Officer” means those Employees who are specifically designated as “Executive Officers” by the Board.
     (u) “Fair Market Value” or “FMV” means the closing price of a Share as of any date as reported by the Wall Street Journal. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the respective Committee in accordance with the regulations set forth under Code Section 409A.
     (v) “Grant Date” means the date on which the respective Committee approves the grant of an Award by respective Committee action or such later date as specified in advance by the respective Committee.
     (w) “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.
     (x) “Insider” means an individual who is an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or Compensation Committee in accordance with Section 16 of the Exchange Act.
     (y) “Involuntary Termination” means the Company’s or a Subsidiary’s termination of a Participant’s employment pursuant to a planned employee reduction plan if:
     (i) The Participant has reached age 55 and was employed at least twenty (20) years with the Company or a Subsidiary; or
     (ii) The Participant was employed at least twenty (25) years with the Company or a Subsidiary.
     (z) “Non-Executive Officer” means Employees who are not designated as Executive Officers by the Board.
     (aa) “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
     (bb) “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
     (cc) “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
     (dd) “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
     (ee) “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
     (ff) “Performance-Based Exception” means the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m).
     (gg) “Performance Measures” means measures as described in Article 9 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation, if applicable.
     (hh) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award. Unless otherwise provided in the Award Agreement, the Performance Period shall be a twelve (12) month period beginning on each July 1 and ending the immediately following June 30.
     (ii) “Performance Share” means an Award under Article 9 and subject to the terms of this Plan, of which the number of Shares which vest is determined as a function of the extent to which corresponding Performance Measures have been achieved.
     (jj) “Period of Restriction” means the period when a Restricted Stock Award is subject to a substantial risk of forfeiture, as provided in Article 7.
     (kk) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
     (ll) “Plan” means this 2008 Molex Stock Incentive Plan, as amended from time to time.
     (mm) “Prior Plans” mean, collectively the 1998 Molex Stock Option and Restricted Stock Plan, as amended, the 2000 Molex Long-Term Stock Plan, as amended, the 2005 Molex Incentive Stock Option Plan, as amended.
     (nn) “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.
     (oo) “Retirement” means if all of the following conditions are met at the time of termination of employment:
     (i) The Participant has attained age 59 1/2; and
     (ii) The Participant was employed at least fifteen (15) consecutive years with the Company or a Subsidiary.
     (pp) “Share” means a share of the Company’s Class A Common Stock, par value $.05 per share.
     (qq) “Stock Option Plan Committee” means that committee of the Board of Directors (or any other successor committee designated by the Board) that is designated by the Board to administer this Plan specifically with respect to Awards to Non-Executive Officers. The members of the Stock Option Plan Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Stock Option Plan Committee does not exist or cannot function for any reason, the Board or Compensation Committee may take any action under the Plan that would otherwise be the responsibility of the Stock Option Plan Committee.
     (rr) “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
     (ss) “Unrestricted Stock” means an Award granted to a Participant pursuant to Article 8.
Article 3. Administration
     3.1 General.
     (a) Responsibility. Each respective Committee shall be responsible for administering the Awards granted by it under this Plan, subject to this Article 3 and the other provisions of this Plan.
     (b) Composition.
     (i) Compensation Committee. The Compensation Committee shall consist of not less than two Directors who are both non-employee directors, within the meaning of Rule 16b-3 of the Exchange Act, and “outside directors,” as defined in Treasury Regulation Section 1.162-27; provided, however, that if at any time any member of the Compensation Committee is not an outside director, as so defined, the Compensation Committee may establish a subcommittee, consisting of all members who are outside directors, for all purposes of any Award to a Covered Employee, unless the Compensation Committee determines that such an Award is not intended to qualify for the Performance-Based Exception.
     (ii) Stock Option Plan Committee. The Stock Option Plan Committee shall consist of not less than two members of the Board (or any other successor committee designated by the Board).
     (c) Actions. A majority of the members of the respective Committee shall constitute a quorum. All determinations of the respective Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of such respective Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All actions taken and all interpretations and determinations made by the respective Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. Notwithstanding the foregoing, members of the Board or the respective Committee who are either eligible for Awards or have been granted Awards may vote on any and all matters, including matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan. However, no such member shall act upon the granting of a specific Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the respective Committee during which action is taken with respect to the granting of an Award to him or her.
     3.2 Authority of the Respective Committees. Each respective Committee shall have full and exclusive discretionary power:
     (a) To determine the Executive Officers or Non-Executive Officers, as the case may be for the respective Committee, who will receive Awards and become Participants in the Plan;

     (b) To determine the time at which Awards shall be granted and the terms and conditions of each Award, including, but not limited to:
     (i) Option periods, Period of Restriction or Performance Period;
     (ii) Vesting schedule, if any;
     (iii) Number of Shares subject to the Award; and
     (iv) Any such other terms and provisions of the Award Agreement, which are not required to be identical among Participants;
provided, however, in making any such determinations, the respective Committee may take into account the nature of the services rendered by the respective Executive Officer or Non-Executive Officer his or her present and potential contribution to the Company’s success, and such other factors as the respective Committee in its discretion shall deem relevant; provided, further, with the exception of Section 5.2(b), neither the Compensation Committee nor the Stock Option Plan Committee shall have any power to grant Awards to Directors or to set the terms and conditions thereof;
     (c) To interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan;
     (d) To correct any defect or supply any omission or reconcile any inconsistency;
     (e) To adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the respective Committee may deem necessary or proper and if applicable, to comply with Applicable Law and regulations; and
     (f) Subject to Article 16, to adopt modifications and amendments to any Award or Award Agreement, including without limitation:
     (i) Accelerating the vesting of any Award;
     (ii) Extending the post-termination exercise period of an Award (subject to the limitations of Code Section 409A); and
     (iii) Any other modifications or amendments that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and its Subsidiaries operate.
Article 4. Number of Shares Available for Awards
     4.1 Plan Total. Subject to adjustment as provided in Section 4.5 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:
     (a) Five million, one hundred and ninety thousand, two hundred and thirty nine (5,190,239) Shares; and
     (b) The number of Shares which remained available for grant under the Company’s Prior Plans as of the Effective Date; and
     (c) The number of Shares subject to outstanding Awards as of the Effective Date under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such

Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).
     4.2 Maximum Number of Shares Reserved for Certain Awards.
     (a) ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be two hundred and fifty thousand (250,000) Shares.
     (b) Unrestricted Stock. The maximum number of Shares of the Share Authorization that may be issued as Unrestricted Stock under this Plan shall be one hundred and ninety thousand, two hundred and thirty nine (190,239) Shares.
     4.3 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan is satisfied by tendering Shares to the Company, only the number of Shares issued, net of the Shares tendered, if any, will be delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares, Shares available on the open market or treasury shares purchased on the open market or otherwise reacquired.
     4.4 Annual Award Limit.
     (a) General. Unless and until the Compensation Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the maximum aggregate number of Shares subject to Awards granted in any one calendar year to any one Participant shall be five hundred thousand (500,000), as adjusted pursuant to this Plan.
     (b) Unrestricted Stock. The maximum aggregate number of Shares subject to Unrestricted Stock Awards granted in any one calendar year to any one Participant shall be three thousand (3,000), as adjusted pursuant to this Plan.
     4.5 Adjustments in Authorized Shares.
     (a) Company Transactions.
     (i) General Rule. In the event of any corporate event or transaction such as an amalgamation, a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, division, consolidation or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of issued Shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction (a “Corporate Transaction”), the respective Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price applicable to outstanding Awards, the annual award limits, and other value determinations applicable to outstanding Awards. Notwithstanding the foregoing, with respect to Corporate Transactions, the Board may also:

     (A) Substitute options or shares of another corporation (after equitable adjustment to the number of shares and exercise price) and in conjunction cancel outstanding Awards; or
     (B) Cancel outstanding Awards and provide payment to the Participants equal to the value of the cancelled Awards.
The Board shall make all determinations under this subparagraph (i), and all such determinations shall be conclusive and binding; provided, however, any adjustment by the Board, as of the date such adjustment is made, may not materially or adversely affect the rights of the holder of an Award without such holder’s consent. Any such adjustments to Shares in accordance with this subparagraph (i) shall be cumulative and the applicable provisions of the Plan affected by such adjustment shall be deemed to be automatically amended accordingly; provided, however, the Board shall take all necessary action so as to actually make all necessary adjustments in the number and kind of securities subject to any outstanding Options, Restricted Stock and/or Performance Shares and the exercise price thereof.
     (ii) Special Circumstances Requiring Adjustment. The respective Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the respective Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
     (iii) Issuance or Assumption of Benefits. Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the respective Committee may authorize the issuance or assumption of benefits under this Plan in connection with any amalgamation, merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44 or subsequent accounting guidance), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable. The respective Committee shall provide to Participants reasonable written notice (which may include, without limit, notice by electronic means) within a reasonable time of any such determinations it makes.
     (iv) Fractional Shares. No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each Award shall be limited accordingly.
Article 5. Eligibility and Participation
     5.1 Eligibility. Individuals eligible to participate in this Plan include any Employee and all Directors.
     5.2 Actual Participation.
     (a) Executive Officers. Subject to the provisions of this Plan, the Compensation Committee may, from time to time, select from all Executive Officers for a given calendar year, those Executive Officers to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

     (b) Non-Executive Officers. Subject to the provisions of this Plan, the Stock Option Plan Committee may, from time to time, select from all Non-Executive Officers, those Non-Executive Officers to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.
     (c) Automatic Grant of Options to Outside Directors. Notwithstanding any other provision of the Plan to the contrary, each Director shall receive only an automatic nondiscretionary Option grant on the date of the annual stockholders meeting during the term of the Plan. Any Option granted to a Director shall be a Nonqualified Stock Option. The amount of Shares subject to the NQSO that will be automatically granted to each Director for each year shall be the amount of Shares equal to 500 multiplied by the number of years of service to the Board or fraction thereof. Notwithstanding the foregoing, no Option grant to a Director shall exceed the lesser of:
     (i) 5,000 Shares; or
     (ii) The number of Shares whose Fair Market Value on the Grant Date does not exceed $150,000.
     5.3 Leaves of Absence. Notwithstanding any other provision of the Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if such Participant is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship with the Company or any Subsidiary. In such a case, the employment relationship shall be deemed to continue until the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or contract.
     5.4 Transfer of Service. Notwithstanding any other provision of the Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if the Participant’s status as an Employee or Director terminates and the Participant is then, or immediately thereafter becomes, an eligible individual due to another status or relationship with the Company or any Subsidiary.
Article 6. Options
     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the respective Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or any Subsidiary (as permitted under Code Sections 422 and 424).
     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the respective Committee shall determine which are not inconsistent with the terms of this Plan. Unless otherwise provided, all Options granted shall be NQSOs.
     6.3 Option Price.
     (a) General Rule for Awards to Executive Officers, Non-Executive Officers and Directors. Subject to paragraph (b) immediately below, the Option Price for each grant of an Option under this Plan shall be determined by the respective Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date. With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any Subsidiary, the

Option Price of Shares subject to an ISO shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the ISO’s Grant Date.
     (b) Discounted Options for Non-Executive Officers. Notwithstanding anything to the contrary in this Plan, the Stock Option Plan Committee, in its sole discretion, may set an Option Price for any grant of an Option under this Plan to a Non-Executive Officer at less than a Share’s FMV on the Grant Date.
     6.4 Term of Options.
     (a) Vesting.
     (i) General Rule. Options granted under this Section 6 shall vest at such times and be subject to such restrictions and conditions as the respective Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NQSOs to the extent of such excess. Notwithstanding anything to the contrary, all Options must vest 100% within 10 years from the Grant Date.
     (ii) Default Vesting. If the Award does not specify the time or times at which an Option shall vest, the Option shall vest ratably over four years commencing on the first anniversary of the Grant Date. The percentages vested and exercisable are cumulative with respect to any Option.
     (iii) Acceleration of Vesting.
     (A) Automatic Vesting. Notwithstanding subparagraphs (i) and (ii) immediately above, all Options shall immediately vest and become immediately exercisable upon a Participant’s death, Disability, Retirement, or Involuntary Termination.
     (B) Discretionary Vesting. The respective Committee shall specifically have the power to change the vesting schedule of any previously granted Options to a schedule which is more favorable to the Participant; provided, however, no such Options shall vest in amounts greater than, or at times prior to, the amounts and times such Options would have vested if such Options were within the scope of Section 6.4(a)(ii).
     (b) Expiration.
     (i) General Rule. Options granted under this Section 6 shall expire and terminate at such time as the respective Committee shall determine when the respective Committee approves the grant, which need not be the same for each grant or for each Participant, and shall be set forth in the applicable Award Agreement.
     (ii) Default Expiration. If the Award Agreement does not specify the time at which an Option shall expire, then every Option granted to each Participant under this Plan shall terminate and expire at the earliest of:
     (A) One (1) year after one of the events set forth in Section 6.4(a)(iii)(A); or

     (B) Immediately upon termination of employment or service of the Participant for any reason except if his/her employment is terminated by reason of one of the events set forth in Section 6.4(a)(iii)(A).
Notwithstanding the foregoing, no Option shall be exercisable later than the day before the 10th anniversary of the Grant Date. Any Option which has not been exercised by these times shall immediately expire and become null and void.
     (c) Exercise.
     (i) General Rule for All Options Other Than Discounted Options. Options, other than Discounted Options granted to U.S. Employees, granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the respective Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
     (ii) Payment for All Options Other Than Discounted Options. Options, other than Discounted Options granted to U.S. Employees, granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the respective Committee, or by complying with any alternative procedures which may be authorized by the respective Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable, in full, to the Company, under any of the following methods as determined by the respective Committee, in its discretion:
     (A) In cash or its equivalent;
     (B) By tendering (either by actual delivery or attestation) to the Company previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;
     (C) By a cashless (broker-assisted) exercise (which can be settled in Shares or cash);
     (D) By a combination of (A), (B) and/or (C); or
     (E) Any other method approved or accepted by the respective Committee in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option. Unless otherwise determined by the respective Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
     (iii) Special Rule for Discounted Options. Notwithstanding any other provision of this Plan, Discounted Options granted to U.S. Employees under this Article 6 shall be automatically exercised by the Company on behalf of the Participant on the date when all or a portion of such Discounted Option vests, by using Shares underlying the Discounted Option to pay for the Option Price and applicable withholding taxes, and the Participant, following such vesting event, shall receive the net shares with respect to such Discounted Option.
     (d) Option Transferability.
     (i) General Rule. Any Option granted under the Plan is not transferable and can be exercised only by the Participant during his/her life subject to subparagraph (ii) immediately below.
     (ii) Death or Disability. In the event of a Participant’s death or Disability while employed by the Company or a Subsidiary, his/her Option, to the extent he/she could have exercised it on the date of his/her death, may be exercised by the personal representative of the estate of the Participant within one year after the date of his/her death in accordance with the terms established by the respective Committee at the time the Option was granted, but not later than the expiration date set forth in Section 6.4(b).
     6.5 Restrictions on Share Transferability. The respective Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
Article 7. Restricted Stock
     7.1 Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the respective Committee, at any time and from time to time, may grant Restricted Stock to Participants in such amounts as the respective Committee shall determine.
     7.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the respective Committee shall determine.
     7.3 Other Restrictions.
     (a) General Rules. The respective Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to this Plan as it may deem advisable including, without limitation:
     (i) A requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock (which price shall not be less than par value of such Share);
     (ii) Restrictions based upon the achievement of specific performance goals;
     (iii) Time-based restrictions on vesting following the attainment of the performance goals;
     (iv) Time-based restrictions;
     (v) Restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded; and/or
     (vi) Holding requirements or sale restrictions placed on the Shares upon vesting of such Restricted Stock.

To the extent deemed appropriate by the respective Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
     (b) Default Vesting. If the Award does not specify the time or times at which an Award of Restricted Stock shall vest, the Restricted Stock shall vest on ratably over four years commencing on the first anniversary of the Grant Date.
     (c) Acceleration of Vesting.
     (i) Automatic Vesting. Notwithstanding paragraphs (a) and (b) immediately above, all Restricted Stock Awards shall immediately vest upon the Participant’s death, Disability, Retirement, or Involuntary Termination.
     (ii) Discretionary Vesting. The respective Committee shall specifically have the power to change the vesting schedule of any previously granted Restricted Stock to a schedule which is more favorable to the Participant; provided, however, no such Restricted Stock shall vest in amounts greater than, or at times prior to, the amounts and times such Restricted Stock would have vested if such Restricted Stock were within the scope of Section 7.3(b).
     (d) Expiration. Restricted Stock granted under this Section 7 shall expire and terminate immediately upon termination of employment of the Participant with the Company or any Subsidiary for any reason except if his/her employment is terminated by reason of one of the events set forth in Section 7.3(c)(i).
     7.4 Share Transferability. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).
     7.5 Voting Rights. Unless otherwise determined by the respective Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.
Article 8. Unrestricted Stock
     8.1 Grant of Unrestricted Stock. Subject to the terms and provisions of this Plan, the respective Committee, at any time and from time to time, may grant Unrestricted Stock to Participants in such amounts and upon such terms as the respective Committee shall determine.
     8.2 Consideration. No monetary consideration shall pass from an Employee to the Company in connection with an Unrestricted Stock Award under this Plan.
     8.3 Rights of Ownership. Upon receipt of an Unrestricted Stock Award under this Plan, a Participant shall have all the rights normally associated with stock ownership, including the right to vote, if any, receive dividends and transfer ownership of the Unrestricted Stock.
Article 9. Performance Shares
     9.1 Grant of Performance Shares. Subject to the terms and provisions of this Plan, the respective Committee, at any time and from time to time, may grant Performance Shares to Participants in such amounts and upon such terms as the respective Committee shall determine.

     9.2 Performance Shares Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify the number of Shares subject to the Award, the applicable Performance Period, the Performance Measure, and such other terms and provisions as the respective Committee shall determine.
     9.3 Earning of Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
     9.4 Other Restrictions. The respective Committee shall impose such other conditions and/or restrictions on any Performance Shares granted pursuant to this Plan as it may deem advisable including, without limitation: a requirement that time-based restrictions on vesting follow the attainment of the performance goals; restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such shares are listed or traded; or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Performance Shares. There are no default vesting provisions; a Participant must meet the performance goals in order to earn the Performance Shares under Section 9.3.
     9.5 Vesting Overrides.
     (a) General Rule. Except as set forth in paragraph (b) immediately below, unvested Performance Shares shall be cancelled immediately upon the Participant’s termination of employment with the Company or a Subsidiary.
     (b) Accelerated Vesting. Notwithstanding any provision in this Plan to the contrary, the respective Committee, in its sole discretion, may fully or partially vest a Participant in his/her Performance Shares if such Participant terminates employment during the last six (6) months of a Performance Period by reason of death, Disability, Retirement, or Involuntary Termination; provided, however, if the respective Committee does fully or partially vest such Participant in his/her Performance Shares in such situation, such determination to fully or partially vest shall not be made until the end of the Performance Period and the lapse of any such restrictions on such Performance Shares shall occur at the same time such restrictions lapse for all other Participants holding Performance Shares relating to the same Performance Period.
     9.6 Performance Measures.
     (a) General Rule. The performance goals, upon which the payment or vesting of a Performance Share to a Covered Employee that is intended to qualify as Performance-Based Compensation, shall be selected by the respective Committee in its complete and sole discretion but shall be limited to one or more of the following Performance Measures:
     (i) Net earnings or net income (before or after taxes);
     (ii) Earnings per share;
     (iii) Net sales or revenue growth;
     (iv) Net operating profit;
     (v) Return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue);
     (vi) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

     (vii) EBIT or earnings before or after taxes, interest, depreciation, and/or amortization;
     (viii) Gross or operating margins;
     (ix) Productivity ratios;
     (x) Share price (including, but not limited to, growth measures and total stockholder return);
     (xi) Expense targets;
     (xii) Margins;
     (xiii) Operating efficiency;
     (xiv) Market share;
     (xv) Total stockholder return;
     (xvi) Customer satisfaction;
     (xvii) Working capital targets; and
     (xviii) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).
Any Performance Measure may be used to measure the performance of the Company, a Subsidiary or a business unit, in whole or in part, as the respective Committee may deem appropriate, or any of the above Performance Measures may be compared to the performance of a group of comparator companies, or published or special index that the respective Committee deems appropriate, or the respective Committee may select Performance Measure (x) above as compared to various stock market indices. The respective Committee also has the authority to provide for accelerated vesting of any Performance Share award based on the accelerated achievement of performance goals pursuant to the Performance Measures specified in this Section 9.6.
     (b) Evaluation of Performance. The respective Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:
     (i) Asset write-downs;
     (ii) Litigation or claim judgments or settlements;
     (iii) The effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;
     (iv) Any reorganization and restructuring programs;
     (v) Extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year;
     (vi) Acquisitions or divestitures; and

     (vii) Foreign exchange gains and losses.
To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
     (c) Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The respective Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination as necessary to reach an equitable result. For Awards that are not intended to qualify as Performance-Based Compensation, the respective Committee shall retain the discretion to adjust such Awards upward or downward, either on a formula or discretionary basis or any combination.
     (d) Committee Discretion. In the event that applicable tax and/or securities laws change to permit the respective Committee’s discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the respective Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the respective Committee determines that it is advisable to grant Performance Shares that shall not qualify as Performance-Based Compensation, the respective Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in paragraph 9.6 (a).
     9.7 Compliance with Code Section 162(m). The Company intends that Performance Shares granted to Covered Employees shall satisfy the requirements of the Performance-Based Exception under Code Section 162(m), unless otherwise determined by the respective Committee when the Performance Shares are granted. Accordingly, the terms of this Plan, including the definition of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). Notwithstanding the foregoing, because the respective Committee cannot determine with certainty whether a given employee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Compensation Committee as likely to be a Covered Employee with respect to a fiscal year. If any provision of the Plan or any Award Agreement designated as intended to satisfy the Performance-Based Exception under Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the respective Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with such Performance Shares upon attainment of the applicable performance objectives.
     9.8 Transferability. Performance Shares are not transferable until all conditions and restrictions applicable to such Performance Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). In the event of a Participant’s death or Disability while employed with the Company or a Subsidiary, the personal representative of the estate of the Participant may receive the distribution of vested Performance Shares in accordance with Section 9.5(b).
Article 10. Forfeiture of Awards
     10.1 General. Notwithstanding anything else to the contrary contained herein, the respective Committee in granting any Award shall have the full power and authority to determine whether, to what extent and under what circumstances such Award shall be forfeited, cancelled or suspended. Unless an Award Agreement includes provisions expressly superseding the provisions of this Article 10, the provisions of this Article 10 shall apply to all Awards. Any such forfeiture shall be effected by the Company in such manner and to such degree as the respective Committee, in its sole discretion, determines, and will in all events (including as to the provisions of this Article 10) be subject to the Applicable Laws. In order to effect a forfeiture under this Article 10, the respective Committee may require that the Participant sell Shares received upon exercise or settlement of an Award to the Company or to such other person as the Company may designate at such price and on such other terms and conditions as the respective Committee in its sole discretion may require.
     10.2 Forfeiture Events. Unless otherwise specified by the respective Committee, in addition to any vesting or other forfeiture conditions that may apply to an Award and Shares issued pursuant to an Award, each Award granted under the Plan will be subject to the following forfeiture conditions:
     (a) Restrictive Covenants. In consideration of Company granting Awards under this Plan, Participants must agree in their Award Agreements that:
     (i) Non-compete. During employment with Company and for one year after separation from service thereof, Participant will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without prior written consent of the Company, engage in any activity with, or provide services to, any person or entity engaged in, or about to engage in, any business activity that is competitive with the business then engaged in by the Company, in any geographic area in which the Company’s business is then conducted. Participant may make or hold any investment in securities of a competitive business traded on a national securities exchange or traded in the over-the-counter market, provided the investment does not exceed 5% of the issued and outstanding stock of the competitive business. The term “competitor business” means a person or entity who or which is engaged in a material line of business conducted by the Company in any geographic area in which the Company’s business is conducted (for purposes of this Plan, “a material line of business conducted by the Company” means an activity generating gross revenues to the Company of more than US$15 million in the immediately preceding fiscal year of the Company);
     (ii) Non-Solicitation. During employment with the Company and for two years after separation from service, Participant will not, directly or indirectly:
     (A) Hire, solicit or make an offer to any Employee of the Company to be employed or perform services outside of the Company;
     (B) Solicit for competitive business purposes (as defined in subparagraph (i) immediately above) any customer of the Company; or
     (C) Solicit, induce or attempt to induce any customer of the Company to cease doing business in whole or in part with or through the Company.
     (iii) Forfeiture Upon Violation of Restrictive Covenants. If Participant breaches any provision of subparagraphs (i) or (ii) immediately above as determined by the Company, Participant shall forfeit, upon written notice to such effect from the Company:
     (A) All right, title and interest to any Award (whether vested or unvested);
     (B) Any Share issued upon vesting and/or exercise of any Award then owned by Participant; and
     (C) Any and all profits realized by Participant pursuant to any sales or transfer of any Shares underlying the Awards within the 24 month period prior to the date of such breach.
     The term “profit” is defined as either:

     (I) The difference between the Option Price and the Fair Market Value of the Share on the exercise date, with respect to Options; or
     (II) The Fair Market Value of the Share on the vesting date, with respect to Restricted Stock or Performance Shares.
Additionally, the Company shall have the right to issue a stock transfer order and other appropriate instructions to its transfer agent with respect to the Shares underlying the Award, and the Company further shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing its rights hereunder.
     (b) Termination for Cause. All outstanding Awards and Shares issued pursuant to an Award held by a Participant will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any forfeiture restrictions in favor of the Company or its designee have previously lapsed) if the Participant’s employment or service is terminated by the Company for Cause; provided, however, that if a Participant has sold Shares issued upon exercise or settlement of an Award within 24 months prior to the date on which the Participant would otherwise have been required to forfeit such Shares under this paragraph (b) as a result of termination of the Participant’s employment or service for Cause, then the Company will be entitled to recover any and all profits (as defined above in paragraph (a)) realized by the Participant in connection with such sale; and provided further, that in the event the respective Committee determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period required to conduct such determination, meaning that the vesting, exercisability and/or lapse of restrictions otherwise applicable to the Award will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this paragraph (b) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.
     (c) Accounting Restatement. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 24 month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
Article 11. Director Awards
     The Board shall determine all Awards to Directors in accordance with Section 5.2(c). The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement and shall be otherwise subject to the Plan.
Article 12. Dividend Equivalents
     Any Participant may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the respective Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the respective Committee.

     Notwithstanding the foregoing, if the grant of an Award to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Compensation Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Award, such that the dividends and/or the Award maintain eligibility for the Performance-Based Exception. With respect to Restricted Stock, in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.
Article 13. Beneficiary Designation
     Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his/her death or Disability before he/she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s employment. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death or Disability shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative, as determined by the respective Committee, in its sole discretion.
Article 14. Rights of Participants
     14.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his/her employment for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or a Subsidiary and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board or the respective Committee without giving rise to any liability on the part of the Company and its Subsidiaries.
     14.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan. In addition, the receipt of any Award shall not create a right to receive a future Award.
     14.3 Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the registered holder of such Shares.
Article 15. Change in Control
     15.1 Change in Control of the Company. Upon the occurrence of a Change in Control while the Participant is employed or in service with the Company and/or any Subsidiary, unless otherwise specifically prohibited under Applicable Laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the respective Committee shall determine otherwise in the Award Agreement:
     (a) Options. Any and all Options shall become immediately vested and exercisable.
     (b) Restricted Stock. Any Period of Restriction for Restricted Stock shall end, and such Restricted Stock shall become fully vested.
     (c) Performance Shares. The target payout opportunities attainable under all outstanding Awards which are subject to achievement of any of the Performance Measures specified in Article 9 or any other performance conditions or restrictions that the respective

Committee has made the Award contingent upon, shall be deemed to have been earned as of the effective date of the Change in Control, and the vesting of all such Performance Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants a pro rata number of fully paid Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period, if any, that has elapsed prior to the Change in Control. The respective Committee has the authority to pay all or any portion of the value of the Shares in cash.
     (d) Adjustments. Subject to Article 16, the respective Committee shall have the authority to make any modifications to the Awards deemed appropriate before the effective date of the Change in Control.
     15.2 Treatment of Awards. In the event of a Change in Control where the Company ceases to have publicly traded equity securities, after the consummation of the Change in Control, if no replacement awards are issued in lieu of outstanding Awards under the Plan, then the Plan and all outstanding Awards granted hereunder shall terminate, and the Company (or successor) shall pay Participants an amount for their outstanding Awards determined using the Change-in-Control price. Participants with outstanding Options shall be given an opportunity to exercise all their Options in connection with the consummation of the Change in Control and receive payment for any acquired Shares using the Change-in-Control price.
Article 16. Amendment, Modification, Suspension, and Termination
     16.1 Amendment, Modification, Suspension, and Termination. Subject to Section 16.3:
     (a) The Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan; and
     (b) The Board, Compensation Committee or Stock Option Plan Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate any Award Agreement in whole or in part;
provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.5, Options issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option, and no material amendment of this Plan shall be made without stockholder approval if stockholder approval is required by Applicable Laws.
     16.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The respective Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.5 hereof) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the respective Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the respective Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
     16.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 16.4), no termination, amendment, suspension, or modification of this Plan or an Award shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
     16.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board or Compensation Committee may amend the Plan or an Award, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an

Award to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 16.4 to any Award granted under the Plan without further consideration or action.
Article 17. Withholding
     17.1 General. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
     17.2 Stock Settled Awards. With respect to stock settled awards other than Unrestricted Stock Awards, each Participant shall make such arrangements as the respective Committee may require, within a reasonable time prior to the date on which any portion of an Award settled in Shares is scheduled to vest, for the payment of all withholding tax obligations through either:
     (a) Giving instructions to a broker for the sale on the open market of a sufficient number of Shares to pay the withholding tax in a manner that satisfies all Applicable Laws;
     (b) Depositing with the Company an amount of funds equal to the estimated withholding tax liability; or
     (c) Such other method as the respective Committee in its discretion may approve, including a combination of paragraphs (a) and (b) immediately above.
If a Participant fails to make such arrangements, or if by reason of any action or inaction of the Participant the Company fails to receive a sufficient amount to satisfy the withholding tax obligation, then, anything else contained in this Plan or any Award to the contrary notwithstanding, the Shares that would otherwise have vested on such date shall be subject to forfeiture, as determined by the respective Committee, regardless of the Participant’s status as an Employee or Director; provided, that the respective Committee, in its sole discretion, may permit a Participant to cure any failure to provide funds to meeting the withholding tax obligation (including any penalties or interest thereon), if the respective Committee determines that the failure was due to factors beyond the Participant’s control.
     17.3 Unrestricted Stock Awards. To the extent a Participant has not arranged for the payment of all withholding requirements with respect to an Unrestricted Stock Award in a manner acceptable to the Company prior to the grant of such an Award, the Company may, in its discretion, satisfy that tax obligation by withholding from such Award a number of shares having a value equal to the minimum federal, state and local taxes.
Article 18. Successors
     All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, amalgamation, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 19. General Provisions
     19.1 Right of Offset. The Company or a Subsidiary, to the extent permitted by Applicable Law, may deduct from and set off against any amounts the Company or a Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary although the Participant shall remain liable for any part of the

Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 19.1.
     19.2 Legend. Share certificates may include any legend which the respective Committee deems appropriate to reflect any restrictions on transfer of such Shares.
     19.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
     19.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     19.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or stock exchange as may be required.
     19.6 Securities Law Compliance. With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the respective Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the respective Committee.
     19.7 Delivery of Title. The Company shall have no obligation to deliver evidence of title for Shares issued under this Plan prior to:
     (a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
     (b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     19.8 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     19.9 Investment Representations. The respective Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
     19.10 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Employees or Directors, the respective Committee, in its sole discretion, shall have the power and authority to:
     (a) Determine which Subsidiaries shall be covered by this Plan;
     (b) Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

     (c) Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;
     (d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 19.10 by the respective Committee shall be attached to this Plan document as appendices; and
     (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the respective Committee may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.
     19.11 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by Applicable Laws.
     19.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or any Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
     19.13 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The respective Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
     19.14 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
     19.15 Code Section 409A Application. The Company shall have no liability for any tax imposed on a Participant by Code Section 409A, and if any tax is imposed on the Participant, the Participant shall have no recourse against the Company for payment of any such tax.
     19.16 Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or respective Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
     19.17 No Constraint on Corporate Action. Nothing in this Plan shall be construed to:
     (a) Limit, impair, or otherwise affect the Company’s or any Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to amalgamate, merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or

     (b) Limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.
     19.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Illinois, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
     19.19 Indemnification. Subject to requirements of Illinois law, each individual who is or shall have been a member of the Board, or a respective Committee appointed by the Board, or an officer of the Company shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s charter documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.